Exhibit 10.7A

THE HOMETOWN BANK

DIRECTOR EMRITUS PLAN

JOINDER AGREEMENT

Director of Affiliate Institution

The Hometown Bank (the “Bank”) and Frank V. Beam (the “Director”) hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that the Director is entitled to receive Director Emeritus Fees in accordance with the Director Emeritus Plan (the “Plan”) established as of July 1, 1993, by the Bank as such Plan may now exist or hereafter be modified.

My monthly “Director Emeritus Fees” shall equal $1,500, payable beginning on the first day of the month subsequent to my termination of service in all capacities with the Bank other than as a director of the Shelby Savings Bank Division. Based upon my Years of Service (as herein defined), I will be entitled to receive the monthly Director Emeritus Fees for a Benefit Period of 240 consecutive months. The Director Emeritus Fees shall increase during 14 annual consecutive periods during the Benefit Period at the rate of 4% for each such annual adjustment with the first 4% increase to take place during the second year of the Benefit Period. In no event will there be more than 14 annual adjustments, even though the Benefit Period is longer than 15 years. By way of example, if the Director Emeritus Fees are equal to $1500 per month ($18,000 per year), then during the second year of the Benefit Period the amount payable shall be $1560 per month (or $18,720 per year), in the third year of the Benefit Period the amount shall be $1,622.40 per month (or $19,468.80 per year), etc.

For purposes hereof, “Years of Service” shall mean the aggregate number of years that I served as a director of Shelby Savings Bank, SSB (the “Affiliate Institution”).

In general, I understand that my receipt (or my Beneficiary’s receipt) of the Director Emeritus Fees (or survivor’s benefit) and the form or method of payment thereof shall be subject to all provisions of the Plan.

I understand that I must complete one year of service with the Bank as a director of the Shelby Savings Bank Division in order to become vested in the benefits to be provided under the Plan applicable to the period commencing one year after the date I commence service as a director of the Shelby Savings Bank Division, provided, I will nevertheless become vested in such benefit if I should die or become disabled during my first year of service as a director of the Shelby Savings Bank Division.

I hereby designate the following individuals as my “Beneficiary” and I am aware that I can subsequently change such designation by submitting to the Board of Directors, at any subsequent time, and in substantially the form attached hereto as Exhibit A, a written designation of the primary and secondary Beneficiaries to whom payment under the Plan shall be made in the event of my death prior to complete distribution of the benefits due and payable under the Plan. I understand that any Beneficiary designation made subsequent to execution of this Joinder Agreement shall become effective only when receipt thereof is acknowledged in writing by the Board of Directors.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

I acknowledge that I have been provided with a copy of the Plan prior to my execution of this Joinder Agreement and that I have been advised that I will be provided by the Bank or the Administrator with any modifications hereinafter made to the Plan.

In consideration of the Bank permitting me to participate in the Plan pursuant to this Joinder Agreement, I do hereby relinquish and release all rights and claims that I have or might have, on my own behalf and on behalf of my estate and heirs, to benefits as a director of the Affiliate Institution under that certain Retirement Plan Agreement between the Affiliate Institution and the named directors therein dated July 1, 1995; and I do hereby acknowledge that I am not entitled to any other benefits from the Affiliate Institution (other than compensation voluntarily deferred by me, if any) based upon my service as a director of the Affiliate Institution.

Frank V. Beam	(Date)

The Hometown Bank

By
	(Bank’s duly authorized Officer)	(Attest) (Date)

Additional Joinder Agreement

HOMETRUST BANK

DIRECTOR EMERITUS PLAN

JOINDER AGREEMENT NUMBER 2

FOR FRANK V. BEAM

WHEREAS, Frank V. Beam (the “Participant”) is a participant in the HomeTrust Bank Director Emeritus Plan (the “DE Plan”); and

WHEREAS, the Participant is entitled to benefits under the DE Plan pursuant to that Joinder Agreement dated 5/17/10 (“Joinder Agreement Number 1”).

WHEREAS, HomeTrust Bank (the “Bank”) desires to provide the Participant with additional benefits under the DE Plan, pursuant to this Joinder Agreement, which shall known as Joinder Agreement Number 2.

Accordingly, the Bank and the Participant hereby agree, for good and valuable consideration, the value of which is hereby acknowledged, that the Participant, who is currently a participant under the DE Plan (as such DE Plan may now exist or hereafter be modified), shall be provided an additional DE Plan Benefit under this Joinder Agreement Number 2 and the DE Plan (the “Additional DE Plan Benefit”).

1. The Additional DE Plan Benefit shall be paid over twenty years, in according with the following schedule:

Year	Amount
1	$12,000.00
2	$12,780.00
3	$13,606.20
4	$14,481.20
5	$15,407.73
6	$16,388.69
7	$17,427.13
8	$18,526.24
9	$19,689.42
10	$20,920.23
11	$22,222.44
12	$23,600.01
13	$25,057.11
14	$26,598.15
15	$28,227.77
16	$31,197.67
17	$34,316.06
18	$37,590.37
19	$41,028.20
20	$44,638.33

Each year’s annual benefit shall be paid in twelve equal monthly installments.

2. The Additional DE Plan Benefit described in Paragraph 1 shall commence on the first day of the month following the Participant’s Termination without Cause, except as required to comply with Section 409A of the Code. The benefit provided herein is 100 percent vested. Notwithstanding the foregoing, if the Participant experiences a Removal for Cause, he shall not be entitled to any benefit under this Joinder Agreement Number 2.

3. In the event of the Participant’s death prior to the receipt of his entire Additional DE Plan Benefit, the monthly payments shall continue to be paid for the balance of the Payout Period to his Beneficiary as designated in this Joinder Agreement Number 2 (or a subsequent valid Beneficiary designation), or in the absence of such designation as provided under the DE Plan.

4. The DE Plan Benefit provided under this Joinder Agreement Number 2 is in addition to, and does not replace the benefit provided to the Participant under Joinder Agreement Number 1.

5. All capitalized terms under this Joinder Agreement Number 2 shall have the same meaning as under the DE Plan, unless specifically defined herein.

The Participant hereby designates the following person(s) as his Beneficiary of the Additional DE Plan Benefit provided under this Joinder Agreement Number 2. The Participant is aware that he can subsequently change such Beneficiary designation by submitting to the Bank, at any subsequent time, a new written designation of primary and secondary Beneficiaries to whom payment shall be made in the event of the Participant’s death prior to the complete distribution of the Additional DE Plan Benefit under this Joinder Agreement Number 2. The Participant understands that any Beneficiary designation made subsequent to the execution of this Joinder Agreement Number 2 relating to this DE Plan Benefit shall become effective only when receipt thereof is acknowledged in writing by the Bank.

PRIMARY BENEFICIARY:

SECONDARY BENEFICIARY:

This document constitutes an individual agreement with the Participant and not a “plan” or a “benefit plan” for accounting purposes. The document shall be administered and interpreted accordingly.

This Joinder Agreement Number 2 has been executed by the parties on this 17 day of May, 2010 (but effective as of February 1, 2010, other than as required under Section 409A of the Code).

/s/ Frank V. Beam	May 17, 2010
Frank V. Beam	Date

HomeTrust Bank

By	F. Ed. Broadwell, Jr.	May 10, 2010
	(Bank’s duly authorized Officer)	Date